                                                                 Exhibit 99.22

KeraVision Reports First Quarter Results

Revenue Increase Reflects Initial Market-Development Efforts for Intacs (trademark) in Canada; U.S. Launch for Intacs Begins

Fremont, CA (April 22, 1999) -- KeraVision, Inc. (Nasdaq: KERA), which this month received Food and Drug Administration approval to sell its non-laser product to treat myopia in the U.S., reported revenues of $472,000 for the first quarter ended March 31 -- up 40 percent from the $332,000 in revenues for the previous quarter and up 220 percent from the $152,000 in revenues for the first quarter a year ago. The increase was based mostly on Canadian sales of Intacs and of related surgical instruments and surgeon training in connection with the launch of Intacs in Canada.

Net loss for the period was $7.3 million vs. $7.2 million for the previous quarter and $5.5 million for the first quarter in 1998. The net loss per share applicable to common stockholders was 60 cents per share compared to 44 cents per share for the same period a year before. The per share calculation includes the effect of a Series B stock dividend of $411,000 to preferred stockholders. Increased losses were primarily due to investments in market development in North America.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "Now that KeraVision has FDA approval to sell Intacs in the U.S., we have begun our market launch and have the added momentum of two quarters of non-U.S. revenue growth."

On April 9, Intacs became the first FDA-approved non-laser option for the surgical correction of mild nearsightedness -- a condition affecting an estimated 20 million adult Americans.

Since then, KeraVision has announced agreements with three vision correction surgery companies to make Intacs available to their surgeons and patients. The companies -- Laser Vision Centers, Inc. (Nasdaq:
LVCI), NovaMed Eye Care and ARIS Vision, Inc. -- represent more than 200 locations throughout the U.S.

In other developments during the first quarter:

        The company accelerated efforts to develop a second potential product, Intacs for hyperopia (farsightedness), by starting a multi-center clinical study in Europe. In a Mexico study, 55 percent of farsighted Intacs patients achieved 20/20 vision or better, 91 percent saw 20/25 or better, and 100 percent saw 20/40 or better, based on 11 patients who were treated for mild farsightedness (+1.0 to +3.5 diopters) and monitored for 12 months.

        KeraVision signed distribution agreements with several prominent ophthalmic manufacturer's representatives: New Tech s.r.l. in Italy, Oftalogic S.A. in Spain, and Visicare Ltd. in South Africa.

        In Canada, the company launched a regional consumer advertising campaign to test-market different strategies. Results will help shape future Intacs advertising programs elsewhere in Canada as well as in the U.S.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness) and astigmatism. These products offer alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, market acceptance of KeraVision Intacs, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc.

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                                KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                             Three Months Ended
                                               March  31,
                                           ---------------------
                                              1999       1998
                                           ---------- ----------



Net sales...........................            $472       $152

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................           1,588        961
   Research and development.........           2,090      2,903
   Selling, general and                        3,979      1,911
      administrative................       ---------- ----------

Total costs and expenses............           7,657      5,775
                                           ---------- ----------
Operating loss......................          (7,185)    (5,623)

Interest income (expense), net......             (71)        93
                                           ---------- ----------
 Net Loss...........................          (7,256)    (5,530)

Quarterly dividend on preferred
  stock.............................            (411)       --
                                           ---------- ----------
Net loss applicable to common
  stockholders......................         ($7,667)   ($5,530)
                                           ========== ==========
Basic and diluted net loss per share
 applicable to common stockholders..          ($0.60)    ($0.44)
                                           ========== ==========
Shares used in calculation of
 net loss per share.................          12,794     12,636



                                KERAVISION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                           March 31,  December 31,
                                              1999       1998
                                           ---------- ----------

                     ASSETS
Current assets:
  Cash and cash equivalents................   $5,329     $1,449
  Available-for-sale investments...........      874      6,279
  Prepaid expenses and other current assets    2,464      1,508
                                           ---------- ----------
Total current assets.......................    8,667      9,236

Property and equipment, net                    1,922      1,840
Other assets...............................      107        108
                                           ---------- ----------
Total assets...............................  $10,696    $11,184
                                           ========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                         10,154      4,321
  Capital lease obligations - non-current..      798        821
  Redeemable Convertible Series B Preferred
    Stock..................................   17,900     17,489
  Total stockholders' equity (deficit) ....  (18,156)   (11,447)
                                           ---------- ----------
Total liabilities and total stockholders'
   equity (deficit)........................  $10,696    $11,184
                                           ========== ==========
